CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Trustwave Holdings, Inc. of our reports dated April 21, 2011 relating to the financial statements and financial statement schedule of Trustwave Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois

April 21, 2011